Exhibit 99.1

Media Contact:	or	Investor/analyst contact:
Bobbie Egan		Chris Berry
Media Relations Manager		Managing Director of Investor Relations
(206) 392-5134		(206) 392-5260

Jan 6, 2014

Alaska Air Group Reports December and Full-Year Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported December and year-end operational results for its subsidiaries, Alaska Airlines and Horizon Air, and on a combined basis. Detailed information is provided below.

ALASKA AIRLINES - MAINLINE
Alaska reported a 6.5 percent increase in traffic on a 4.5 percent increase in capacity compared to December 2012. This resulted in a 1.7-point increase in load factor to a record 88.0 percent. Alaska also reported 85.5 percent of its flights arrived on time in December, compared to the 83.3 percent reported in December 2012. For the full-year 2013, Alaska reported a load factor of 86.1 percent and carried a record 19.7 million passengers.
The following table shows Alaska's operational results for December and full-year 2013, compared to the prior-year periods:

	December			Year-to-Date
	2013	2012	Change	2013	2012	Change
Revenue passengers (in thousands)	1,672	1,549	8.0%	19,737	18,526	6.5%
Revenue passenger miles RPM (in millions)	2,243	2,105	6.5%	26,172	24,417	7.2%
Available seat miles ASM (in millions)	2,550	2,440	4.5%	30,411	28,180	7.9%
Passenger load factor	88.0%	86.3%	1.7 pts	86.1%	86.6%	(0.5) pts
On-time arrivals as reported to U.S. DOT	85.5%	83.3%	2.2 pts	87.2%	87.5%	(0.3) pts

-more-

HORIZON AIR
Horizon reported a 3.9 percent increase in December traffic on flat capacity compared to December 2012. This resulted in a 3.1-point increase in load factor to a December record of 82.5 percent. Horizon also reported 78.5 percent of its flights arrived on time in December, compared to the 85.2 percent reported in December 2012. For the full-year 2013, Horizon reported a record load factor of 80.8 percent and carried 7.1 million passengers.
The following table shows Horizon's operational results for December and full-year 2013, compared to the prior-year periods:

	December			Year-to-Date
	2013	2012	Change	2013	2012	Change
Revenue passengers (in thousands)	621	586	5.9%	7,099	6,781	4.7%
RPMs (in millions)	186	179	3.9%	2,163	2,090	3.5%
ASMs (in millions)	226	226	—%	2,678	2,669	0.3%
Passenger load factor	82.5%	79.4%	3.1 pts	80.8%	78.3%	2.5 pts
On-time arrivals	78.5%	85.2%	(6.7) pts	87.9%	91.0%	(3.1) pts

AIR GROUP (including flights operated by third parties)
On a combined basis, Air Group reported a 6.7 percent increase in traffic on a 4.6 percent increase in capacity compared to December 2012. This resulted in a 1.8-point increase in load factor to a record 87.5 percent. These statistics include flights operated by Alaska and those under capacity purchase arrangements, including Horizon, SkyWest and a small third-party carrier in the state of Alaska.
The following table shows the operational results for December and full-year 2013, compared to the prior-year periods:

	December			Full Year
	2013	2012	Change	2013	2012	Change
Revenue passengers (in thousands)	2,351	2,181	7.8%	27,414	25,896	5.9%
RPMs (in millions)	2,481	2,324	6.7%	28,833	27,007	6.8%
ASMs (in millions)	2,836	2,712	4.6%	33,672	31,428	7.1%
Passenger load factor	87.5%	85.7%	1.8 pts	85.6%	85.9%	(0.3) pts

-more-

Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves nearly 100 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines has ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates North America Airline Satisfaction StudySM for six consecutive years from 2008 to 2013. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines Newsroom at www.alaskaair.com/newsroom.
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